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                                                                     EXHIBIT 8.2

                 [Letterhead of Lowenhaupt & Chasnoff, L.L.C.]


                                   May 30, 1997



                                                              Voice:314-241-5950
                                                                Fax:314-436-2667



Wm. S. Barnickel & Company
P.O. Box 190189
St. Louis, Missouri 63119

Gentlemen:

       We have acted as counsel to Wm. S. Barnickel & Company ("Barnickel") in connection with the transactions contemplated by the Agrement and Plan of Merger dated February 25, 1997 among Baker Hughes Incorporated ("Baker Hughes"), Baker Hughes Missouri, Inc. ("Merger Sub"), a newly formed, wholly owned direct subsidiary of Baker Hughes, Baker Hughes Delaware, Inc. ("Merger Grandsub"), a newly formed, wholly owned direct subsidiary of Merger Sub, Petrolite Corporation ("Petrolite"), and Barnickel (the "Merger Agreement"). In connection with the merger of Merger Sub into Barnickel (the"Barnickel Merger"), pursuant to which Barnickel will become a wholly owned direct subsidiary of Baker Hughes, you have asked our opinion as to certain federal income tax consequences.

       In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered necessary and relevant (the "Applicable Law").

       We have examined conformed copies of the Merger Agreement and have examined such other documents and records as we have deemed necessary and relevant for purposes hereof, including a form of Custodial Agreement among Baker Hughes, Barnickel and Boatmen's Trust Company (and any successor thereto) attached as Exhibit A to the Merger Agreement. We have relied upon certificates of officers of Baker Hughes, Petrolite and Barnickel as well as upon information contained in the Registration Statement on Form S-4 relating to the transactions contemplated by the Merger Agreement and upon representations of the parties contained in the Merger Agreement. We have assumed that the merger of Merger Grandsub into Petrolite will
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Wm. S. Barnickel & Co.
May 30, 1997
Page 2



constitute a reorganization within the meaning of section 368(a) of the Code. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. We have assumed that the Barnickel Merger and related transactions will take place as described in the Merger Agreement. We have also assumed that the Barnickel Merger will constitute a statutory merger under Missouri law.

       We note that no ruling has been sought from the Internal Revenue Service as to the federal income tax consequences of the Barnickel Merger, and that our opinion is not binding on the Internal Revenue Service or any court. No assurance can be given that a position contrary to our opinion may not be taken by the Internal Revenue Service or, if the matter were contested, that a court would agree with the opinion set forth herein. Notwithstanding our review of the current state of the Applicable Law, all such authorities are subject to change, either prospectively or retroactively. No assurance can be given as to the effect of any such change upon our opinion.

       Based upon the Applicable Law and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, it is our opinion that the Barnickel Merger will constitute a reorganization for federal income tax purposes within the meaning of section 368(a) of the Code. Accordingly, assuming that the Barnickel Merger constitutes such a reorganization, except for Barnickel stockholders described in the first paragraph under the caption "The Mergers -- Certain Federal Income Tax Consequences," in the Registration Statement on Form S-4 of Baker Hughes being filed on or about the date hereof (the "Registration Statement"), (i) no gain or loss will be recognized by stockholders of Barnickel upon the conversion of their shares of Barnickel common stock into shares of Baker Hughes common stock pursuant to the terms of the Barnickel Merger (except to the extent cash is received in lieu of fractional shares),
(ii) the tax basis of the shares of Baker Hughes common stock into which shares of Barnickel common stock are converted pursuant to the Barnickel Merger (including any fractional shares of Baker Hughes common stock deemed received) will be the same as the tax basis of such Barnickel common stock exchanged therefor, and (iii) the holding period for shares of Baker Hughes common stock into which shares Barnickel common stock are converted pursuant to the Barnickel Merger will include the period that such shares of Barnickel common stock were held by the holder, provided such shares were held as a capital asset by the holder.

       Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local, or foreign, to any party of the Merger Agreement or of any transactions contemplated thereby. The opinion expressed herein is solely for your benefit and for the benefit of the holders of outstanding Barnickel common stock and may not be relied upon in any manner or for any purpose by any other person or entity. This delivery of this opinion is not intended to satisfy the
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Wm. S. Barnickel & Co.
May 30, 1997
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condition to closing of the Barnickel Merger as set forth in Section 9.3(b) of the Merger Agreement and serves only to satisfy the requirements of Item 601 of Securities and Exchange Commission Regulation S-K.

       We hereby consent to the references to our Firm under the captions "The Mergers -- Certain Federal Income Tax Consequences," "Certain Provisions of the Merger Agreement Conditions to the Merger," and "Legal Matters" in the Registration Statement on Form S-4 of Baker Hughes being filed on or about the date hereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                   Very truly yours,

                                   LOWENHAUPT & CHASNOFF, L.L.C.


                                   By: /s/ CHARLES A. LOWENHAUPT
                                      -------------------------------
                                           Charles A. Lowenhaupt